EXHIBIT 23.1
CONSENT OF PLANTE & MORAN, PLLC,
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Diamond Hill Investment Group, Inc. 2005 Employee and Director Equity Incentive Plan of our report dated March 1, 2010, with respect to the financial statements and internal control over financial reporting of Diamond Hill Investment Group, Inc. included in Diamond Hill Investment Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission.
PLANTE & MORAN, PLLC
December 10, 2010
Columbus, Ohio